FORM 5                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if
     no longer subject                              ----------------------------
     to Section 16.                                 OMB APPROVAL
     Form 4 or Form 5                               ----------------------------
     obligations may                                OMB Number:  3325-0362
     continue.  See                                 Expires:  Januiary 31, 2005
     instruction 1(b)                               Estimated average burden
[ ]  Form 3 Holdings                                hours per response . . . 1.0
     Reported                                       ----------------------------

[X]  Form 4     Filed pursuant to Section 16(a) of the Securities
     Trans-     Exchange Act of 1934, Section 17(a) of the Public
     actions          Utility Holding Company Act of 1935 or
     Reported   Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------
1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          Thomas Group, Inc.
                           (TGIS.OB)

Marion                  G.       Toby                                  12/31/02             Director         10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for   X  Officer           Other
                                              of Reporting Person        Month/Year     ---               ---
                                              (Voluntary)                              (give title below) (specify below)


5221 North O'Connor Boulevard, Suite 500                                                  President of the Asia/Pacific Region
---------------------------------------------------------            ----------------     ------------------------------------
     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Irving                TX                75039-3714                                              Line)
--------------------------------------------------------
     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than One Reporting Person


--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security                   2. Transaction     2A. Deemed   3. Transaction       4. Security Acquired (A)
     (Inst.3)                             Date                Execu-       Code                 or Disposed of (D)
                                          (Month/             tion        (Instr.8)            (Inst.3, 4 & 5)
                                           Day/Yr)            Date,    ---------------------------------------------------
                                                              if any                                       (A)
                                                              (Month/                         Amount       (D)  Price
                                                               Day/
                                                               Year)


Common Stock                              05/22/02                      P4                    5,000        A     $0.65
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------
Common Stock                              05/24/02                      P4                    1,500        A      (1)
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------
Common Stock                              05/29/02                      P4                    4,100        A     $0.55
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------
Common Stock                              05/30/02                      P4                      400        A     $0.55
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------
Common Stock                              05/31/01                      P4                    4,500        A     $0.50
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------
Common Stock                              06/03/02                      P4                    4,500        A     $0.45
------------------------------------     --------------   ---------   -------           ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End Issuer's Fiscal                      Indirect (I)                                (Inst. 4)
    Year (Inst. 3 & 4)

                                                      D
---------------------------------------      ------------------------------             -----------------------------
                                                      D
---------------------------------------      ------------------------------             -----------------------------
                                                      D
---------------------------------------      ------------------------------             -----------------------------
                                                      D
---------------------------------------      ------------------------------             -----------------------------
                                                      D
---------------------------------------      ------------------------------             -----------------------------
        20,000                                        D
---------------------------------------      ------------------------------             -----------------------------

*If form is filed by more than one reporting person, see Instruction 4(b)(v)

               Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------------------------------------------------------------------------------
             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
--------------------------------------------------------------------------------
1. Title of                           2. Conversion      3. Transaction      3A. Deemed   4. Transaction
   Derivative                            or Exercise        Date (Month          Execu-      Code
   Security                              Price of          (Day/Year)            tion       (Instr. 8)
   (Instr.3)                             Derivative                              Date, if
                                         Security                                any
                                                                                 (Month/
                                                                                  Day/
                                                                                  Year)

Employee Stock Option (right to buy)      $2.6730          1/14/02                               A
------------------------------------     ------------     ----------------      ----------    ---------------

------------------------------------     ------------     ----------------      ----------    ---------------

------------------------------------     ------------     ----------------      ----------    ---------------

------------------------------------     ------------     ----------------      ----------    ---------------

------------------------------------     ------------     ----------------      ----------    ---------------



5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

  100,000                                     (2)         1/14/12               Common Stock         100,000
-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------




8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Year (Instr. 4)                         Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

                               100,000                                       D
-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------
Explanation of Responses:

(1)  $0.77 for the first 500 shares and $0.47 for the remaining 1,000 shares.

(2)  Options  vest  annually  with  respect  to  33%  of  the  shares   issuable
     thereunder.




                                                                                /s/ G. Toby Marion              1/08/03
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date




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